                                                Filed Pursuant to Rule 424(b)(3)
                                                           File Number 333-39818

PROSPECTUS




                               13,749,020 SHARES

                               CISCO SYSTEMS, INC.
                                  COMMON STOCK


     This prospectus relates to the public offering, which is not being underwritten, of 13,749,020 shares of our common stock which is held by some of our current shareholders.

     The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is quoted on the Nasdaq National Market under the symbol "CSCO." On June 19, 2000, the average of the high and low price for the common stock was $67.75.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTIONS ENTITLED "RISK FACTORS" IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCES IN THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

                         -------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                         -------------------------------


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                  The date of this prospectus is July 6, 2000.

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Cisco Systems, Inc. (referred to in this prospectus as "Cisco" or the "Registrant"), any selling shareholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from our web site at http://www.cisco.com or at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

          (a) Annual Report on Form 10-K for the fiscal year ended July 31, 1999, filed September 28, 1999, as amended by the Annual Report on Form 10-K/A filed February 3, 2000, including certain information in Cisco's Definitive Proxy Statement in connection with Cisco's 1999 Annual Meeting of Shareholders and certain information in Cisco's Annual Report to Shareholders for the fiscal year ended July 31, 1999;

          (b) Cisco's Quarterly Report on Form 10-Q for the quarter ended April 29, 2000 filed June 13, 2000;

          (c) Cisco's Quarterly Report on Form 10-Q for the quarter ended January 29, 2000 filed March 14, 2000;

          (d) Cisco's Quarterly Report on Form 10-Q for the quarter ended October 30, 1999, filed December 14, 1999, as amended by the Quarterly Report on Form 10-Q/A filed February 3, 2000;

          (e) Cisco's Current Report on Form 8-K filed June 7, 2000;

          (f) Cisco's Current Report on Form 8-K filed May 26, 2000;

          (g) Cisco's Current Report on Form 8-K filed May 18, 2000;

          (h) Cisco's Current Report on Form 8-K filed May 15, 2000;

          (i) Cisco's Current Report on Form 8-K filed May 3, 2000;

          (j) Cisco's Current Report on Form 8-K filed April 3, 2000;

          (k) Cisco's Current Report on Form 8-K filed March 28, 2000;

          (l) Cisco's Current Report on Form 8-K filed March 27, 2000;

          (m) Cisco's Current Report on Form 8-K filed March 16, 2000;

          (n) Cisco's Current Report on Form 8-K filed February 17, 2000;

          (o) Cisco's Current Report on Form 8-K filed December 15, 1999, as amended by the Current Report on Form 8-K/A filed February 3, 2000;

          (p) The description of Cisco Common Stock contained in its registration statement on Form 8-A filed January 8, 1990, including any amendments or reports filed for the purpose of updating such descriptions; and

          (q) The description of Cisco's Preferred Stock Purchase Rights, contained in its registration statement on Form 8-A filed on June 11, 1998, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Larry R. Carter
     Senior Vice President, Chief Financial Officer and Secretary
     Cisco Systems, Inc.
     170 West Tasman Drive
     San Jose, CA 95134-1706
     408-526-4000

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                   THE COMPANY

     Cisco's principal executive offices are located at 170 West Tasman Drive, San Jose, California 95134. Cisco's telephone number is (408) 526-4000.

                              PLAN OF DISTRIBUTION

        Cisco is registering all 13,749,020 shares on behalf of certain selling shareholders. All of the shares were issued by us in connection with our acquisition of Qeyton Systems AB. We purchased all of the outstanding shares of Qeyton Systems AB and Qeyton Systems AB has survived as a wholly-owned subsidiary of Cisco. Cisco will receive no proceeds from this offering. The selling shareholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (collectively, the "Selling Shareholders") may sell the shares from time to time. The Selling Shareholders will act independently of Cisco in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

     - an exchange distribution in accordance with the rules of such exchange,

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     - in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

     The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the Selling Shareholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the

Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Shareholders have advised Cisco that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by Selling Shareholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders. Cisco will make copies of this prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     Cisco will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     - the name of each such Selling Shareholder and of the participating broker-dealer(s),

     - the number of shares involved,

     - the price at which such shares were sold,

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     - other facts material to the transaction.

     Cisco will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                              SELLING SHAREHOLDERS

     The following table sets forth the number of shares owned by each of the Selling Shareholders. None of the Selling Shareholders has had a material relationship with Cisco within the past three years other than as a result of the ownership of the shares or other securities of Cisco or as a result of their employment with Cisco as of the date of the Closing of the acquisition. No estimate can be given as to the amount of shares that will be held by the Selling Shareholders after completion of this offering because the Selling Shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the Selling Shareholders named below.



                                     NUMBER OF
                                       SHARES        PERCENT OF         NUMBER OF
                                    BENEFICIALLY     OUTSTANDING    SHARES REGISTERED
NAME OF SELLING SHAREHOLDER            OWNED           SHARES        FOR SALE HEREBY
---------------------------         ------------     -----------    -----------------
Abramson, Bengt                          6,708            *                6,708
Abramson, Mats                          21,755            *               21,755
Althen, Tomas                           47,918            *               47,918
Askinger, Tomas                        523,175            *              523,175
Axelsson, Caroline                      12,861            *               12,861
Banco Smabolagsfond                    263,695            *              263,695
Barker, Stuart                          12,219            *               12,219
Batchellor, Charles Robert             129,380            *              129,380
Belenius, Arne                          35,938            *               35,938
Bengtsen, Hakan                          4,791            *                4,791
Bengtsson, Jeanette                      5,031            *                5,031
Berg, Robert                            19,167            *               19,167
Berg-Navratilova, Jana                   6,746            *                6,746
Bergstedt, Gunnar                       39,130            *               39,130
Bohm, Christer                          33,543            *               33,543
Bonnedal, Dag                          456,376            *              456,376
Bridge Street Special
  Opportunities Fund 2000, L.P.         68,959            *               68,959
Brundin, Kathy                           3,354            *                3,354
Backstrom, Lars                          3,354            *                3,354
Bossviken Invest AB                      1,638            *                1,638
DeCastro, Alfredo                        3,354            *                3,354
Edvardsson, Bo                           2,395            *                2,395
Egnell, Erik                            48,172            *               48,172
Egnell, Lars                         1,479,246            *            1,479,246
Ekwall, Hakan                           10,062            *               10,062
Elgemyr, Anders                          4,034            *                4,034
Ericson, Lars                            4,791            *                4,791
Ericsson, Jan Eric                       4,791            *                4,791
Eriksson, Yvonne                         3,354            *                3,354
Fog-Pedersen, Allan                      3,354            *                3,354
Force Majeure AB                         4,791            *                4,791
Furukvist, Roger                           479            *                  479
Gabrielsson, Ingemar                        14            *                   14
Gauffin, Lars                           33,543            *               33,543
Genberg, Catrine                         3,354            *                3,354
Gillner, Disa                            1,341            *                1,341
Gillner, Eric                            1,341            *                1,341
Gillner, Lars                           10,733            *               10,733
Graslund, Kjell                          4,791            *                4,791
Graslund, Per                            4,791            *                4,791
Graslund, Tom                            4,791            *                4,791
Hartman, Cecilia                         1,437            *                1,437
Herolf, Mats                             7,187            *                7,187
Hollstedt, Birgitta                     23,959            *               23,959
Hulten, Marianne                         9,583            *                9,583
Hulten, Ola                             54,986            *               54,986
Hagglund, Magnus                        11,222            *               11,222
Hoog, Eva                                1,317            *                1,317
Investor AB                            394,206            *              394,206
Jansson, Helena                         12,861            *               12,861
Jansson, Ralf                           18,544            *               18,544
Johansson, Axel                          4,791            *                4,791
Johansson, Bengt                        52,710            *               52,710
Johansson, Karin                         4,791            *                4,791
Jonason, Alice                          11,217            *               11,217
Jonason, Astrid                         39,413            *               39,413
Jonason, Axel                           39,408            *               39,408
Jonason, Karin                          95,837            *               95,837
Jonason, Katharina                     201,416            *              201,416
Jonason, Lage                          221,996            *              221,996
Karacsony, Istvan                        9,583            *                9,583
Karlsudd AB                              6,430            *                6,430
Kerzar, Boris                          437,209            *              437,209
Khawar, Afsaneh                          7,187            *                7,187
Killander, Bo                           29,005            *               29,005
Kjallander, Lise-Lotte                  11,179            *               11,179
Kling, Nils-Gunnar                     619,539            *              619,539
Kraft Starczewski, Sylvia                3,354            *                3,354
Krantz, Stefan                           3,354            *                3,354
Kuang, Marcus                            5,031            *                5,031
Kallstrom, Mats                         19,292            *               19,292
Lagerstrom, Bo                          26,355            *               26,355
Larsson, Gunnar                         11,979            *               11,979
Larsson, Jan-Erik                        3,354            *                3,354
Liden, Fredrik                          37,664            *               37,664
Lindgren, Fredrik                       19,167            *               19,167
Lindgren, Per                           33,543            *               33,543
Lindgren, Torbjorn                      23,959            *               23,959
Lindqvist, Nancy                         5,031            *                5,031
Lindroth, Brita                          9,583            *                9,583
Lindstrom, Peter                         9,305            *                9,305
Liungman, Olof                           1,437            *                1,437
Loriner International Ltd            1,072,124            *            1,072,124
Malmqvist, Britt-Inger                   4,791            *                4,791
Mendel, Rikard                          33,543            *               33,543
Martensson, Johan                       15,813            *               15,813
Mork, Goran                             57,502            *               57,502
Nassiri, Hamid                           7,187            *                7,187
Nelson, Peter                            6,708            *                6,708
Neumann, Gunilla                        19,167            *               19,167
Neumann, Ingvar                         19,167            *               19,167
Neumann, Joakim                          9,583            *                9,583
Nilsson, Marianne                       23,959            *               23,959
Nilsson, Martin                         42,168            *               42,168
Nordiska Fondkommission AB                  23            *                   23
Nordsjo, Fredrik                        25,722            *               25,722
Northern Light Fund Ltd,
  Arctic Hedge Fund                     47,918            *               47,918
Ojala, Peter                             5,031            *                5,031
Okerbridge Estates Limited           1,072,119            *            1,072,119
Orozco, Alba Lucia                      71,877            *               71,877
Orring, Johan                           45,019            *               45,019
Pataky, Janos                            4,715            *                4,715
Pelago Venture Partners AB             257,260            *              257,260
Persson, Lars                            9,583            *                9,583
Persson, Markus                          4,025            *                4,025
Pousette, Harald                         5,587            *                5,587
Pousette, Knut                           2,793            *                2,793
Pousette, Maryanne                       2,793            *                2,793
Premier Life (Bermuda) Ltd             899,642            *              899,642
Quaestus Life International Ltd.        31,147            *               31,147
Rickeby, Charlotta                       7,427            *                7,427
Rickeby, Christian                       7,427            *                7,427
Rickeby, Claes                         134,651            *              134,651
Rickeby, Helene                         28,224            *               28,224
Rosen, Fredrik                          51,450            *               51,450
Schrader, Hans-Friedrich                23,959            *               23,959
Servisen Investment Management AB      153,732            *              153,732
Servisen Private Equity Fund II Ltd.   296,735            *              296,735
Sjoberg, Fredrik                         4,993            *                4,993
Solin, Lars                             12,861            *               12,861
SEI III Entrepreneurs' Fund, L.P.       37,448            *               37,448
Spectrum Equity Investors III, L.P.  1,198,395            *            1,198,395
Spectrum III Investment Managers'
  Limited Partnership                   12,482            *               12,482
Stjernstrom, Ann                        12,861            *               12,861
Stone Street Fund 2000, L.P.           137,914            *              137,914
Strinde, Ann-Marie                       2,395            *                2,395
Svensson, Per                          533,573            *              533,573
Svensson, Ulla                           4,791            *                4,791
T-Bolaget Ab                            39,590            *               39,590
Teknik & Innovationsfond Banco         154,355            *              154,355
The Goldman Sachs Group, Inc.          515,153            *              515,153
Thun, Helena                            10,182            *               10,182
Torlof, Ingemar                         32,153            *               32,153
Torlof, Mikael                           4,791            *                4,791
Torlof, Thomas                         294,085            *              294,085
Touch Invest AB                          1,638            *                1,638
Trulscom AB                            121,626            *              121,626
Tornwall, Mats                             958            *                  958
Wadell, Clara                              479            *                  479
Wadell, Johan                            5,472            *                5,472
Wadell, Thea                               479            *                  479
Wedfelt, Gunnar                          6,430            *                6,430
Wedoff AB                                1,638            *                1,638
Wendin, Per                             14,375            *               14,375
Whitmore, Eva                           62,293            *               62,293
Wilson Roldao, Astrid                      527            *                  527
Wingstrand, Barbro                       9,583            *                9,583
Wingstrand, Gustaf                       9,583            *                9,583
Wingstrand, Henrik                      21,563            *               21,563
Wingstrand, Karin                       21,563            *               21,563
Wingstrand, Petter                      21,563            *               21,563
Volterra Invest AB                      64,311            *               64,311
Aberg, Bjorn                             1,437            *                1,437
Aberg, Henrik                            1,437            *                1,437
Aberg, Sophia                            1,437            *                1,437
Alund, Conny                             3,354            *                3,354
                                    ----------                        ----------
Total                               13,749,020                        13,749,020
                                    ==========                        ==========

-----------------

*    Represents beneficial ownership of less than one percent.

(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Cisco's outstanding shares of common stock.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for Cisco by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                     EXPERTS

     The consolidated financial statements of Cisco Systems, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended July 31, 1999 and supplementary consolidated financial statements as of July 31, 1999 and July 25, 1998 and for each of the three years in the period ended July 31, 1999 incorporated in this prospectus by reference to the Current Report on Form 8-K/A dated February 3, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

        PricewaterhouseCoopers LLP ("PWC"), Cisco's independent accountants, have notified Cisco that PWC is engaged in discussions with the Securities and Exchange Commission following an internal review by PWC, pursuant to an administrative settlement with the Securities and Exchange Commission, of PWC's compliance with auditor guidelines. PWC has advised Cisco that Cisco is one of the companies affected by such discussions. Cisco is not involved in the discussions between the Securities and Exchange Commission and PWC and cannot predict the result of those discussions.

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We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.


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                                TABLE OF CONTENTS


                                                            PAGE
                                                            ----
            Where You Can Find More Information...............3
            The Company.......................................4
            Plan of Distribution..............................4
            Selling Shareholders..............................6
            Legal Matters.....................................7
            Experts...........................................7



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                               CISCO SYSTEMS, INC.



                               13,749,020 SHARES
                                 OF COMMON STOCK



                                  ------------
                                   PROSPECTUS
                                  ------------






                                  JULY 6, 2000


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